UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                        AMENDMENT NO. 2 TO SCHEDULE 13D/A


                    Under the Securities Exchange Act of 1934


                       ANCHOR GLASS CONTAINER CORPORATION
                                (Name of Company)


                     COMMON STOCK, PAR VALUE $0.10 PER SHARE
                         (Title of Class of Securities)


                                    033038209
                                 (CUSIP Number)


                                 JEFFREY B. COBB
                              COBB & EISENBERG LLC
                                 2600 POST ROAD
                               SOUTHPORT, CT 06890
                            TEL. NO.: (203) 254-0000
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                 AUGUST 30, 2002
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 1(f) or 1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                               Page 1 of 9 pages

-------------------                                            -----------------
CUSIP NO. 033038209                  13D/A                     Page 2 of 9 Pages
-------------------                                            -----------------


1   NAMES OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Carl Marks Strategic Investments, L.P.
    --------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                       (b) [X]
    --------------------------------------------------------------------------
3   SEC USE ONLY

    --------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    N/A
    --------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                  [ ]

    --------------------------------------------------------------------------
6   CITZENSHIP OR PLACE OF ORGANIZATION

    Delaware
    --------------------------------------------------------------------------
                  7  SOLE VOTING POWER
                     -0-
     NUMBER OF       ---------------------------------------------------------
      SHARES      8  SHARED VOTING POWER
    BENEFICIALLY     -0-
     OWNED BY        ---------------------------------------------------------
       EACH       9  SOLE DISPOSITIVE POWER
     REPORTING       -0-
      PERSON         ---------------------------------------------------------
       WITH      10  SHARED DISPOSITIVE POWER
                     -0-
                     ---------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    -0-
    --------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


    --------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0%
    --------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    PN
    --------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP NO. 033038209                  13D/A                     Page 3 of 9 Pages
-------------------                                            -----------------


1   NAMES OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Carl Marks Strategic Investments II, L.P.
    --------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                       (b) [X]
    --------------------------------------------------------------------------
3   SEC USE ONLY

    --------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    N/A
    --------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                  [ ]

    --------------------------------------------------------------------------
6   CITZENSHIP OR PLACE OF ORGANIZATION

    Delaware
    --------------------------------------------------------------------------
                  7  SOLE VOTING POWER
                     -0-
     NUMBER OF       ---------------------------------------------------------
      SHARES      8  SHARED VOTING POWER
    BENEFICIALLY     -0-
     OWNED BY        ---------------------------------------------------------
       EACH       9  SOLE DISPOSITIVE POWER
     REPORTING       -0-
      PERSON         ---------------------------------------------------------
       WITH      10  SHARED DISPOSITIVE POWER
                     -0-
                     ---------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    -0-
    --------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


    --------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0%
    --------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    PN
    --------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP NO. 033038209                  13D/A                     Page 4 of 9 Pages
-------------------                                            -----------------


1   NAMES OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Carl Marks Management Company, L.P.
    --------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                       (b) [X]
    --------------------------------------------------------------------------
3   SEC USE ONLY

    --------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    N/A
    --------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                  [ ]

    --------------------------------------------------------------------------
6   CITZENSHIP OR PLACE OF ORGANIZATION

    Delaware
    --------------------------------------------------------------------------
                  7  SOLE VOTING POWER
                     -0-
     NUMBER OF       ---------------------------------------------------------
      SHARES      8  SHARED VOTING POWER
    BENEFICIALLY     -0-
     OWNED BY        ---------------------------------------------------------
       EACH       9  SOLE DISPOSITIVE POWER
     REPORTING       -0-
      PERSON         ---------------------------------------------------------
       WITH      10  SHARED DISPOSITIVE POWER
                     -0-
                     ---------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    -0-
    --------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


    --------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0%
    --------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    PN
    --------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP NO. 033038209                  13D/A                     Page 5 of 9 Pages
-------------------                                            -----------------


1   NAMES OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Andrew M. Boas
    --------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                       (b) [X]
    --------------------------------------------------------------------------
3   SEC USE ONLY

    --------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    N/A
    --------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                  [ ]

    --------------------------------------------------------------------------
6   CITZENSHIP OR PLACE OF ORGANIZATION

    United States Citizen
    --------------------------------------------------------------------------
                  7  SOLE VOTING POWER
                     -0-
     NUMBER OF       ---------------------------------------------------------
      SHARES      8  SHARED VOTING POWER
    BENEFICIALLY     -0-
     OWNED BY        ---------------------------------------------------------
       EACH       9  SOLE DISPOSITIVE POWER
     REPORTING       -0-
      PERSON         ---------------------------------------------------------
       WITH      10  SHARED DISPOSITIVE POWER
                     -0-
                     ---------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    -0-
    --------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


    --------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0%
    --------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
    --------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP NO. 033038209                  13D/A                     Page 6 of 9 Pages
-------------------                                            -----------------


1   NAMES OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Robert C. Ruocco
    --------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                       (b) [X]
    --------------------------------------------------------------------------
3   SEC USE ONLY

    --------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    N/A
    --------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                  [ ]

    --------------------------------------------------------------------------
6   CITZENSHIP OR PLACE OF ORGANIZATION

    United States Citizen
    --------------------------------------------------------------------------
                  7  SOLE VOTING POWER
                     -0-
     NUMBER OF       ---------------------------------------------------------
      SHARES      8  SHARED VOTING POWER
    BENEFICIALLY     -0-
     OWNED BY        ---------------------------------------------------------
       EACH       9  SOLE DISPOSITIVE POWER
     REPORTING       -0-
      PERSON         ---------------------------------------------------------
       WITH      10  SHARED DISPOSITIVE POWER
                     -0-
                     ---------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    -0-
    --------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


    --------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0%
    --------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
    --------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP NO. 033038209                  13D/A                     Page 7 of 9 Pages
-------------------                                            -----------------


1   NAMES OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    James F. Wilson
    --------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                       (b) [X]
    --------------------------------------------------------------------------
3   SEC USE ONLY

    --------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    N/A
    --------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                  [ ]

    --------------------------------------------------------------------------
6   CITZENSHIP OR PLACE OF ORGANIZATION

    United States Citizen
    --------------------------------------------------------------------------
                  7  SOLE VOTING POWER
                     -0-
     NUMBER OF       ---------------------------------------------------------
      SHARES      8  SHARED VOTING POWER
    BENEFICIALLY     -0-
     OWNED BY        ---------------------------------------------------------
       EACH       9  SOLE DISPOSITIVE POWER
     REPORTING       -0-
      PERSON         ---------------------------------------------------------
       WITH      10  SHARED DISPOSITIVE POWER
                     -0-
                     ---------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    -0-
    --------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


    --------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0%
    --------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
    --------------------------------------------------------------------------

ITEM 1. SECURITY AND ISSUER

This Amendment No. 2 (this "Statement") relates to the beneficial ownership of Common Stock, par value $.10 per share (the "Common Stock"), of Anchor Glass Container Corporation, a Delaware corporation (the "Company") and amends the
Schedule 13D (the "Schedule 13D") filed on April 6, 2001 as amended, by (i) Carl Marks Strategic Investments, L.P., a Delaware limited partnership (the
"Partnership"), (ii) Carl Marks Strategic Investments II, L.P., a Delaware limited partnership ("Partnership II"), (iii) Carl Marks Management Company, L.P., a Delaware limited partnership and the sole general partner of each of the Partnership and Partnership II (the "General Partner"), and (iv) Andrew M. Boas ("Boas"), Robert C. Ruocco ("Ruocco") and James F. Wilson ("Wilson"), the three general partners of the General Partner (collectively, the "Reporting Persons"). Capitalized terms used herein which are not defined herein have the meanings given to them in the Schedule 13D.

ITEM 5. INTEREST IN SECURITIES OF THE COMPANY

     (a) - (b) As of the date hereof, all of the Reporting Persons owned no shares of Series A Preferred Stock or Common Stock of the Company.

     (c) In accordance with a Plan of Reorganization of Anchor Glass Container Corporation (the "Plan"), which became effective on August 30, 2002, all shares of Common Stock of the Company were extinguished and cancelled for no consideration and, all outstanding shares of the Series A Cumulative Convertible Preferred Stock were surrendered to the Company and cancelled in exchange for a cash payment of $10.05 per share. Except for the forgoing, to the knowledge of the Reporting Persons none of the Reporting Persons has effected any transactions in shares of Common Stock during the past 60 days.

     (d) Not Applicable.

     (e) Not Applicable.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              CARL MARKS STRATEGIC INVESTMENTS, L.P.

                              By:  Carl Marks Management Company, L.P.,
                                   its general partner

                                   By:  /s/ Robert C. Ruocco
                                        ---------------------------------------
                                        Name:  Robert C. Ruocco
                                        Title: General Partner


                              CARL MARKS STRATEGIC INVESTMENTS II, L.P.

                              By:  Carl Marks Management Company, L.P.,
                                   its general partner

                                   By:  /s/ Robert C. Ruocco
                                        ---------------------------------------
                                        Name:  Robert C. Ruocco
                                        Title: General Partner


                              CARL MARKS MANAGEMENT COMPANY, L.P.

                              By: /s/ Robert C. Ruocco
                                   --------------------------------------------
                                   Name:  Robert C. Ruocco
                                   Title: General Partner


                              /s/ Andrew M. Boas
                              -------------------------------------------------
                              ANDREW M. BOAS


                              /s/ Robert C. Ruocco
                              -------------------------------------------------
                              ROBERT C. RUOCCO


                              /s/ James F. Wilson
                              -------------------------------------------------
                              JAMES F. WILSON